PROSPECTUS

Offer To Exchange

Registered $300,000,000 2.50% Senior Notes due 2013
Registered $406,004,000 5.125% Senior Notes due 2020

for any and all

Unregistered $300,000,000 2.50% Senior Notes due 2013
Unregistered $406,004,000 5.125% Senior Notes due 2020

     PSEG Power LLC (“PSEG Power”) is offering to exchange (this “exchange offer”) up to (i) $300,000,000 aggregate principal amount of its registered 2.50% Senior Notes due 2013, which are referred to as the “2013 Exchange Notes”, for $300,000,000 aggregate principal amount of its outstanding unregistered 2.50% Senior Notes due 2013, which are referred to as the “2013 Original Notes”, and (ii) $406,004,000 aggregate principal amount of its registered 5.125% Senior Notes due 2020, which are referred to as the “2020 Exchange Notes” (and, together with the 2013 Exchange Notes, the “Exchange Notes”), for $406,004,000 aggregate principal amount of its outstanding unregistered 5.125% Senior Notes due 2020, which are referred to as the “2020 Original Notes” (and, together with the 2013 Original Notes, the “Original Notes”). The terms of the Exchange Notes are identical in all material respects to the terms of the Original Notes, except that the Exchange Notes have been registered under the Securities Act of 1933 (the “Securities Act”) and, therefore, the terms relating to transfer restrictions, registration rights and additional interest applicable to the Original Notes are not applicable to the Exchange Notes, and the Exchange Notes will bear different CUSIP numbers.

     The Exchange Notes, like the Original Notes, will be fully and unconditionally guaranteed, jointly and severally (collectively, the “Subsidiary Guarantees”), by PSEG Power’s three principal operating subsidiaries, PSEG Fossil LLC (“Fossil”), PSEG Nuclear LLC (“Nuclear”) and PSEG Energy Resources & Trade LLC (“ER&T”) (collectively, the “Subsidiary Guarantors”) as described in this prospectus. The Exchange Notes and the Subsidiary Guarantees will rank equally with all existing and future senior unsecured indebtedness of PSEG Power and the Subsidiary Guarantors, respectively.

     The terms of this exchange offer include the following:

  This exchange offer will expire at 5:00 p.m., New York City time, on August 11, 2010, unless extended (the “expiration date”).

  All Original Notes that are validly tendered, and not validly withdrawn, will be exchanged. You should carefully review the procedures for tendering the Original Notes beginning on page 14 of this prospectus.

  You may validly withdraw tenders of Original Notes at any time before the expiration of this exchange offer.

  If you fail to tender your Original Notes, you will continue to hold unregistered, restricted securities, and your ability to transfer them could be adversely affected.

  The exchange of Original Notes for Exchange Notes will not be a taxable event for United States federal income tax purposes.

  Original Notes may be exchanged for Exchange Notes only in minimum denominations of $2,000 and integral multiples of $1,000.

  We will not receive any proceeds from this exchange offer.

  No public trading market currently exists for the Exchange Notes. The Exchange Notes will not be listed on any national securities exchange, and, therefore, an active public trading market is not anticipated.

  The Exchange Notes will be issued under the same indenture as the Original Notes.

     Each broker-dealer that receives Exchange Notes for its own account in this exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those Exchange Notes. The related letter of transmittal that is delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. Accordingly, this prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes the broker-dealer acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus available to any broker-dealer for use in connection with any such resale for a period of 180 days following consummation of the exchange offer. See “The Exchange Offer—Resale of the Exchange Notes” beginning on page 11 and “Plan of Distribution” beginning on page 41 of this prospectus.

     Each holder of 2013 Original Notes or 2020 Original Notes, as the case may be, wishing to accept this exchange offer must effect a tender of 2013 Original Notes or 2020 Original Notes, as the case may be, by book-entry transfer into the account of The Bank of New York Mellon (the “exchange agent”) at The Depository Trust Company (“DTC”). All deliveries are at the risk of the holder. You can find detailed instructions concerning delivery in the section of this prospectus entitled “The Exchange Offer” beginning on page 9.

     See “Risk Factors” beginning on page 4 for a discussion of factors that you should consider in connection with participating in this exchange offer.

     Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     YOU SHOULD READ THIS ENTIRE DOCUMENT AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND RELATED DOCUMENTS AND ANY AMENDMENTS OR SUPPLEMENTS CAREFULLY BEFORE MAKING YOUR DECISION TO PARTICIPATE IN THIS EXCHANGE OFFER.

The date of this prospectus is July 14, 2010.

     This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. Copies of this information are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests should be sent to: PSEG Services Corporation, 80 Park Plaza, 6th Floor, Newark, New Jersey 07102, Attention: Kathleen Lally, Vice President, Investor Relations, telephone: (973) 430-6565. To obtain timely delivery, you must request the information no later than August 4, 2010, which is five business days before the expiration date of this exchange offer.

     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission under the Securities Act. You should rely only on the information we have provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted and, if given, such information must not be relied upon as having been authorized by us. You should assume that the information in this prospectus is accurate only as of the date on the front cover and that any information we have incorporated by reference is accurate only as of the date that the document incorporated by reference was filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those dates.

     In this prospectus, references to the “indenture” are to the Indenture dated as of April 16, 2001, as amended and supplemented by the First Supplemental Indenture dated as of March 13, 2002 (such Indenture as so supplemented and as it may be further amended and supplemented from time to time, the “indenture”) among PSEG Power, the Subsidiary Guarantors and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “trustee”).

PSEG POWER LLC

     PSEG Power is a limited liability company organized under the laws of the State of Delaware. PSEG Power’s principal executive offices are located at 80 Park Plaza-T25, Newark, New Jersey 07102-4194 (telephone number: 973-430-7000). PSEG Power is a wholly owned subsidiary of Public Service Enterprise Group Incorporated (“PSEG”), a public utility holding company and one of the leading providers of energy and energy-related services in the nation. PSEG Power is a multi-regional, wholesale energy supply company that integrates its generating asset operations and gas supply commitments with its wholesale energy, fuel supply, energy trading and marketing and risk management function through three principal direct wholly owned subsidiaries: PSEG Fossil LLC, PSEG Nuclear LLC and PSEG Energy Resources & Trade LLC, each a limited liability company organized under the laws of the State of Delaware. Fossil and Nuclear own and operate generation and generation-related facilities. ER&T is responsible for the day-to-day management of PSEG Power’s portfolio. Fossil, Nuclear and ER&T are subject to regulation by the Federal Energy Regulatory Commission and Nuclear is also subject to regulation by the Nuclear Regulatory Commission.

RISK FACTORS

Risk Factors Relating to the Business of PSEG Power

     In considering whether to participate in this exchange offer, you should carefully consider the information included or incorporated by reference in this prospectus. In particular, you should carefully consider the factors listed in “Forward-Looking Statements” as well as the “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, each incorporated by reference herein.

Risk Factors Relating to this Exchange Offer and the Exchange Notes and the Subsidiary Guarantees

The provisions of the Exchange Notes will not necessarily protect you in the event of a highly leveraged or change of control transaction.

     The terms of the Exchange Notes will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, recapitalization, restructuring, merger or other similar transactions involving us (or PSEG), whether or not in connection with a change of control. The indenture does not limit the aggregate amount of unsecured debt that we may incur, either under the indenture or otherwise. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding debt, adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the Exchange Notes. If we incur secured debt, and such incurrence is permitted by the indenture, the Exchange Notes will be effectively junior to such debt to the extent of the value of the collateral securing such debt. These transactions may not involve a change in voting power or beneficial ownership or may result in a downgrade in the ratings of the Exchange Notes. The indenture does not contain provisions that permit the holders of the Exchange Notes to require us to redeem or repurchase the Exchange Notes in the event of a change of control, takeover, recapitalization or similar transaction involving either us or PSEG.

Our ability to service our debt could be limited because we are a holding company.

     We are a holding company with no material assets other than the stock or membership interests of our subsidiaries. Accordingly, all of our operations are conducted by our subsidiaries. We depend on our subsidiaries’ cash flow and our access to capital in order to service our indebtedness. Any project-related debt agreements of subsidiaries will generally restrict their ability to pay dividends, make cash distributions or otherwise transfer funds to us. These restrictions may include achieving and maintaining financial performance or debt coverage ratios, absence of events of default, or priority in payment of other current or prospective obligations. Our subsidiaries’ ability to pay dividends, make cash distributions or otherwise transfer funds to us may also be limited or restricted by regulatory considerations or applicable law.

     Our subsidiaries may finance some investments using non-recourse project level financing. A non-recourse project level financing is generally structured to be repaid out of cash flows provided by the investment. In the event of a default under a financing agreement which is not cured, the lenders would generally have rights to the related assets. In the event of foreclosure after a default, our subsidiary may lose its equity in the asset or may not be entitled to any cash that the asset may generate.

     We can give no assurances that our current and future capital structure, operating performance or financial condition will permit us to access the capital markets or to obtain other financing at the times, in the amounts and on the terms necessary or advisable for us to successfully carry out our business strategy or to service our indebtedness, including the Exchange Notes.

The indenture restricts our ability to enter into certain transactions.

     The indenture restricts our ability and the ability of our Restricted Subsidiaries (as defined under “Description of the Exchange Notes—Definitions”) to, among other things:

  in the case of our Restricted Subsidiaries, incur certain indebtedness;

  create or permit to exist liens;

  in the case of our Restricted Subsidiaries, create or permit to exist dividend or payment restrictions with respect to us;

  sell assets; and

  engage in mergers and consolidations.

     These restrictions may limit our ability to finance future operations, respond to changing business and economic conditions, secure any needed additional financing and engage in opportunistic transactions. See “Description of the Exchange Notes—Selected Indenture Covenants.”

PSEG could exercise its control over us to the detriment of holders of the Exchange Notes.

     Our sole limited liability company member, PSEG, controls the election of our directors and all other matters submitted for member approval and has control over our management and affairs. In circumstances involving a conflict of interest between PSEG, as the sole member, on the one hand, and our creditors, on the other, we can give no assurance that PSEG would not exercise its power to control us in a manner that would benefit PSEG to the detriment of our creditors, including the holders of the Exchange Notes. The indenture imposes no limitations on our ability to pay dividends or to make other payments to PSEG or on our ability to enter into transactions with PSEG or our other affiliates.

Fraudulent transfer statutes and similar limitations may limit your rights as a holder of the Exchange Notes.

     Each of our Restricted Subsidiaries will guarantee our obligations on the Exchange Notes. See “Description of the Exchange Notes—Subsidiary Guarantees.”

     Under federal and state fraudulent transfer laws, a court could find that the Subsidiary Guarantee provided by a Restricted Subsidiary constituted a fraudulent conveyance by that Restricted Subsidiary. To do so, a court would typically have to find that, at the time the Subsidiary Guarantee was issued, the relevant Restricted Subsidiary:

  issued the Subsidiary Guarantee with the intent of hindering, delaying or defrauding its current or future creditors; or

  (a) received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by its Subsidiary Guarantee; and (b) either (i) was insolvent or was rendered insolvent by reason of the issuance of the Subsidiary Guarantee or would be rendered insolvent upon payment of the Subsidiary Guarantee, (ii) was engaged, or about to engage, in a business or transaction for which its remaining unencumbered assets were unreasonably small or (iii) intended to incur, or believed or should have believed it would incur, debts beyond its ability to pay as such debts mature.

     Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes.

     Different jurisdictions define “insolvency” differently. However, an entity generally would be considered insolvent at the time it incurred any particular obligation if (1) its liabilities exceeded its assets, at a fair valuation, (2) the present fair saleable value of its assets was less than the amount required to pay its total existing debts and liabilities (including any probable liability related to contingent liabilities) as they became absolute and matured or (3) it could not pay its debts as they became due. We cannot assure you of the standard a court would apply in order to determine whether any Restricted Subsidiary was “insolvent” as of the date the applicable Subsidiary Guarantee was issued, or that regardless of the method of valuation, a court would not determine, regardless of whether such Restricted Subsidiary was insolvent on the date the Subsidiary Guarantee was issued, that the payments constituted fraudulent transfers on another ground.

     If a court were to make any such finding, it could:

  void all or a portion of the relevant Restricted Subsidiary’s obligations on the Subsidiary Guarantees;

  subordinate the relevant Restricted Subsidiary’s obligations on the Subsidiary Guarantees to obligations owed to its other existing and future creditors, entitling those creditors to be paid in full before any payment is made on the relevant Subsidiary Guarantee; and/or take other actions detrimental to you, including invalidating the relevant Subsidiary Guarantee.

     In that event, we cannot assure you that you would receive any payment under the Subsidiary Guarantee of the relevant Restricted Subsidiary.

     If you do not properly tender your Original Notes for Exchange Notes, you will continue to hold unregistered notes which are subject to transfer restrictions.

     We will only issue Exchange Notes in exchange for Original Notes that are received by the exchange agent in a timely manner together with all required documents. Therefore, you should allow sufficient time to ensure timely delivery of the Original Notes, and you should carefully follow the instructions on how to tender your Original Notes set forth under “The Exchange Offer—Procedures for Tendering Original Notes” and in the letter of transmittal that you receive with this prospectus. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Original Notes.

     If you do not tender your Original Notes or if we do not accept your Original Notes because you did not tender your Original Notes properly, you will continue to hold Original Notes. Any Original Notes that remain outstanding after the expiration of this exchange offer will continue to be subject to restrictions on their transfer in accordance with the Securities Act. After the expiration of this exchange offer, holders of Original Notes will not have any further rights to have their Original Notes registered under the Securities Act. In addition, if you tender your Original Notes for the purpose of participating in a distribution of the Exchange Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes. If you continue to hold any Original Notes after this exchange offer is completed, you may have difficulty selling them because of the restrictions on transfer and because we expect that there will be fewer Original Notes outstanding, which could result in an illiquid trading market for the Original Notes. The value of the remaining Original Notes could be adversely affected by the conclusion of this exchange offer. There may be no market for the remaining Original Notes and thus you may be unable to sell such notes.

     An active public trading market is not anticipated to develop for the Exchange Notes. Accordingly, you may be unable to sell the Exchange Notes or to sell them at a price you deem sufficient.

     The Exchange Notes will be new securities for which there is no established public trading market. We do not intend to apply for listing of the Exchange Notes on any national securities exchange. As a result, we cannot provide any assurance as to:

  the liquidity of any public trading market that may develop for the Exchange Notes;

  the ability of holders to sell their Exchange Notes; or

  the price at which holders would be able to sell their Exchange Notes.

Even if a public trading market develops, the Exchange Notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including:

  prevailing interest rates;

  the number of holders of the Exchange Notes;

  the interest of securities dealers in making a market for the Exchange Notes; and

  our operating results.

     If a market for the Exchange Notes does not develop, purchasers may be unable to resell the Exchange Notes for an extended period of time. Consequently, a holder of Exchange Notes may not be able to liquidate its investment readily, and the Exchange Notes may not be readily accepted as collateral for loans. In addition, market-making activities will be subject to restrictions under the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”).

     In addition, if a large number of holders of the Original Notes do not tender Original Notes or tender Original Notes improperly, the limited amount of Exchange Notes that would be issued and outstanding after we complete this exchange offer could adversely affect the development of a market for the Exchange Notes.

     If you are a broker-dealer, your ability to transfer the Exchange Notes may be restricted.

     A broker-dealer that purchased Original Notes for its own account as part of market-making or trading activities must deliver a prospectus when it resells the Exchange Notes and will be required to acknowledge this obligation in connection with participating in this exchange offer. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their Exchange Notes.

FORWARD-LOOKING STATEMENTS

     This prospectus, including the documents incorporated by reference, include “forward-looking statements.” All statements, other than statements of historical facts, included in this prospectus or in the documents incorporated by reference that address activities, events or developments that we expect or anticipate will or may occur in the future, including such matters as our projections, future capital expenditures, business strategy, competitive strengths, goals, expansion, market and industry developments and the growth of our businesses and operations, are forward-looking statements. When used in this prospectus or in the documents incorporated by reference, the words “will,” “anticipate,” “intend,” “estimate,” “believe,” “expect,” “plan,” “hypothetical,” “potential,” “forecast,” “project,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. However, actual results and developments may differ materially from our expectations and predictions due to a number of risks and uncertainties, many of which are beyond our control. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements include, but are not limited to:

  adverse changes in energy industry law, policies and regulation, including market structure and rules and reliability standards,

  changes in federal and state environmental regulations that could increase our costs or limit operations of our generating units,

  changes in nuclear regulation and/or developments in the nuclear power industry generally that could limit operations of our nuclear generating units,

  actions or activities at one of our nuclear units located on a multi-unit site that might adversely affect our ability to continue to operate that unit or other units located at the same site,

  any inability to balance our energy obligations, available supply and trading risks,

  any deterioration in our credit quality,

  availability of capital and credit at commercially reasonable terms and conditions and our ability to meet cash needs,

  any inability to realize anticipated tax benefits or retain tax credits,

  changes in the cost of, or interruption in the supply of, fuel and other commodities necessary to the operation of our generating units,

  delays or unforeseen cost escalations in our construction and development activities,

  increase in competition in energy markets in which we compete,

  adverse performance of our decommissioning and defined benefit plan trust fund investments and changes in discount rates and funding requirements, and changes in technology and increased customer conservation.

     Additional information concerning these factors is set forth under “Risk Factors.”

     All of the forward-looking statements made in this prospectus or in the documents incorporated by reference are qualified by these cautionary statements and we cannot assure you that the results or developments anticipated by us will be realized or, even if realized, will have the expected consequences to or effects on us or our business prospects, financial condition or results of operations. You should not place undue reliance on these forward-looking statements in making your investment decision to participate in this exchange offer. Except as may be required by the federal securities laws, we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to these forward-looking statements to reflect events or circumstances that occur or arise or are anticipated to occur or arise after the date hereof. In making a decision to exchange your Original Notes for Exchange Notes, we are not making, and you should not infer, any representation about the likely existence of any particular future set of facts or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

     We, our parent company, PSEG, and Public Service Electric and Gas Company (“PSE&G”), one of our affiliates, separately file combined annual, quarterly and current reports and other information with the SEC under the Exchange Act. You may read and copy any document that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC’s toll-free telephone number at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies, such as us, that file documents with the SEC electronically. The documents can be found by searching the EDGAR Archives of the SEC electronically.

     We are “incorporating by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and you should read it with the same care. Later information that we file with the SEC or that is contained in a subsequent combined report filed with the SEC will automatically update and supersede this information with respect to ourselves. Accordingly, we incorporate by reference into this prospectus the following:

  our Annual Report on Form 10-K for the year ended December 31, 2009;

  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010; and

  our Current Reports on Form 8-K, dated March 29, 2010, April 13, 2010 and April 27, 2010.

     We also incorporate by reference all additional documents that we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this prospectus and before the consummation of the exchange offer, except for Current Reports on Form 8-K containing only disclosure furnished under Item 2.02 or 7.01 of Form 8-K and exhibits relating to such disclosure, unless otherwise specifically stated in that Form 8-K.

     We and our parent company, PSEG, separately filed the combined Annual Report on Form 10-K and the Quarterly Report on Form 10-Q listed above. However, the information contained in those combined reports relating solely to our parent and its subsidiaries (other than us and our subsidiaries), was separately filed by PSEG on its behalf, and the information contained in those combined reports relating solely to us and our subsidiaries was separately filed by us. We do not intend to incorporate by reference into this prospectus the information relating to PSEG and its subsidiaries (other than us and our subsidiaries), and we make no representations as to the information relating to PSEG and its subsidiaries (other than us and our subsidiaries) contained in such combined reports. The only information you should rely upon in determining whether to exchange your Original Notes for Exchange Notes is the information of us and our subsidiaries contained in this prospectus and in the documents incorporated by reference herein.

     You can get a free copy of any of the documents incorporated by reference by making an oral or written request directed to:

Kathleen Lally
Vice President, Investor Relations
PSEG Services Corporation
80 Park Plaza, 6th Floor
Newark, New Jersey 07102
Telephone (973) 430-6565

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different or additional information. You should not rely on any other information or representations.

USE OF PROCEEDS

     This exchange offer is intended to satisfy some of our obligations under the registration rights agreement that we entered into in connection with the issuance of the Original Notes (the “registration rights agreement”). We will not receive any cash proceeds from the issuance of the Exchange Notes in this exchange offer. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive outstanding Original Notes in like principal amount. We will cancel all Original Notes surrendered to us in this exchange offer.

     We used the net proceeds from the sale of the 2013 Original Notes and a portion of the 2020 Original Notes to (i) to redeem $48 million of our 6.00% Medium Term Notes due 2013 and $161 million of our 6.50% Medium Term Notes due 2014, in each case, prior to maturity, at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date, (ii) to fund the cash consideration that was required in connection with our private offer to exchange up to $250 million of our 7.75% Senior Notes due 2011 (the “Prior Exchange Offer”), and (iii) for general corporate purposes, including financing of capital expenditures and working capital needs. See “The Exchange Offer—Purpose of the Exchange Offer”.

THE EXCHANGE OFFER

General

     We are offering to exchange up to (i) $300,000,000 in aggregate principal amount of 2013 Exchange Notes for the same aggregate principal amount of 2013 Original Notes, and (ii) $406,004,000 in aggregate principal amount of 2020 Exchange Notes for the same aggregate principal amount of 2020 Original Notes, properly tendered and not validly withdrawn before the expiration date. Unlike the Original Notes, the Exchange Notes will be registered under the Securities Act. We are making this exchange offer for all of the Original Notes. Your participation in this exchange offer is voluntary, and you should carefully consider whether to accept this offer.

     On the date of this prospectus, $300,000,000 in aggregate principal amount of 2013 Original Notes are outstanding and $406,004,000 in aggregate principal amount of 2020 Original Notes are outstanding. Our obligations to accept Original Notes for Exchange Notes pursuant to this exchange offer are limited by the conditions listed below under “The Exchange Offer—Conditions to the Exchange Offer.” We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose of the Exchange Offer

     On April 5, 2010, we issued and sold the 2013 Original Notes in aggregate principal amount of $300,000,000 and a portion of the 2020 Original Notes in aggregate principal amount of $250,000,000 (the “2020 Initial Notes”) in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers for the 2013 Original Notes and the 2020 Initial Notes subsequently resold such notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to persons other than U.S. persons in offshore transactions in compliance with Regulation S under the Securities Act. On April 27, 2010, pursuant to the Prior Exchange Offer, we issued an additional $156,004,000 in aggregate principal amount of 2020 Original Notes in a transaction exempt from the registration requirements of the Securities Act.

     Because the above-described transactions were exempt from registration under the Securities Act, a holder may reoffer, resell or otherwise transfer Original Notes only if the Original Notes are registered under the Securities Act or if an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

     In connection with the issuance of the Original Notes, we and the Subsidiary Guarantors entered into the registration rights agreement, in which we agreed, for the benefit of the holders of the Original Notes, at our own expense, to use all commercially reasonable efforts as soon as practicable, but no later than 120 days after the settlement date related to the Prior Exchange Offer (April 27, 2010) (the “Settlement Date”), to prepare and file with the SEC an exchange offer registration statement with respect to an exchange offer and the issuance and delivery to the holders, in exchange for each series of Original Notes (and the Subsidiary Guarantees), of a like principal amount of the related series of Exchange Notes (and the Subsidiary Guarantees), to cause such exchange offer registration statement to be declared effective by the SEC under the Securities Act within 180 days of the Settlement Date (unless the exchange offer registration statement is reviewed by the SEC, in which case within 240 days of the Settlement Date), to keep such exchange offer registration statement effective until the closing of such exchange offer, and to cause such exchange offer to be consummated not later than 45 days following the effectiveness of such exchange offer registration statement. In addition, there are circumstances under which we are required to file a shelf registration statement with respect to resales of the Original Notes.

     The registration rights agreement also provides that if:

  an exchange offer registration statement is not filed with the SEC on or prior to the 120th calendar day following the Settlement Date;

  such exchange offer registration statement is not declared effective on or prior to the 180th calendar day following the Settlement Date (unless such registration statement is reviewed by the SEC, in which case the 240th calendar day following the Settlement Date);

  an exchange offer is not consummated on or prior to the 225th calendar day following the Settlement Date (unless such registration statement is reviewed by the SEC, in which case the 285th calendar day following the Settlement Date);

  if required, a shelf registration statement with respect to the Original Notes is not declared effective on or prior to the later of the 120th calendar day after the date of any of the following events (unless the shelf registration statement is reviewed by the SEC, in which case the 180th calendar day after such event):

  (1) we are not permitted to consummate such exchange offer because such exchange offer is not permitted by applicable law or SEC regulations or interpretations;

  (2) for any reason, such exchange offer is not consummated within the time period required by the registration rights agreement; or

  (3) upon any notice to us by any holder that such holder is not eligible to participate in such exchange offer,

  and the 180th calendar day following the Settlement Date (unless the shelf registration statement is reviewed by the SEC, in which case the 240th calendar day following the Settlement Date), or either such exchange offer registration statement or such shelf registration statement has been filed and declared effective but after its effective date ceases to be effective or is unusable for its intended purpose under the circumstances set forth in the registration rights agreement, then additional interest will accrue on the Original Notes in addition to the rate shown on the cover page of this prospectus, from and including the date on which any such registration default shall occur to, but excluding, the date on which the registration default has been cured, at the rate of 0.25% per year, plus an additional 0.25% per year from and during any period in which the registration default has continued for more than 90 days, up to a maximum rate of 0.50% per year. In no event will the additional interest on the Original Notes exceed 0.50% per year. We will have no other liabilities for monetary damages with respect to our registration obligations. With respect to each holder, our obligations to pay additional interest remain in effect only so long as the Original Notes held by the holder are “registrable securities” within the meaning of the registration rights agreement.

     We have filed a copy of the registration rights agreement as an exhibit to the registration statement on Form S-4 with respect to the Exchange Notes offered by this prospectus.

     We are making this exchange offer to satisfy our obligations under the registration rights agreement. Holders of Original Notes who do not tender their Original Notes or whose Original Notes are tendered but not accepted will have to rely on an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws in order to resell or otherwise transfer their Original Notes.

     Each series of Exchange Notes will be issued in a like principal amount and will be identical in all material respects to the related series of Original Notes, except that such series of Exchange Notes will be registered under the Securities Act, will be issued without a restrictive legend, will bear a different CUSIP number than the related series of Original Notes and will not be entitled to the rights of holders of the related series of Original Notes under the registration rights agreement, including additional interest. Consequently, subject to certain exceptions, the Exchange Notes, unlike the Original Notes, may be resold by a holder without any restrictions on their transfer under the Securities Act.

Resale of Exchange Notes

     We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the Exchange Notes issued pursuant to this exchange offer in exchange for the Original Notes may be offered for resale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the Exchange Notes to be issued pursuant to this exchange offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by any holder of Exchange Notes (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery requirements of the Securities Act. However, any purchaser of the Original Notes who is an affiliate of ours or who intends to participate in this exchange offer for the purpose of distributing the Exchange Notes, or any broker-dealer who purchased the Original Notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, will not be able to rely on the interpretations of the staff of the SEC set forth in the above-mentioned no-action letters,

  will not be entitled to tender its Original Notes in this exchange offer, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Original Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Because the SEC has not considered our exchange offer in the context of a no-action letter, we cannot assure you that the staff would make a similar determination with respect to this exchange offer.

     In addition, as described below, if any broker-dealer holds Original Notes acquired for its own account as a result of market-making or other trading activities and exchanges those Original Notes for Exchange Notes, then that broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those Exchange Notes.

     If you participate in this exchange offer, you must represent to us, among other things, that:

  you are not an affiliate of ours (within the meaning of Rule 405 under the Securities Act or any successor rule thereunder);

  you are not a broker-dealer (x) tendering Original Notes acquired directly from us for your own account or (y) tendering 2020 Original Notes acquired by such broker-dealer in exchange for our 7.75% Senior Notes due 2011 in the Prior Exchange Offer acquired directly from us for your own account;

  the Original Notes being exchanged, and the Exchange Notes to be received, by you have been or are being acquired in the ordinary course of your business; and

  at the time of this exchange offer, you have no arrangements or understandings with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes.

     Any holder that is not able to make these representations or certain similar representations will not be entitled to participate in this exchange offer and, therefore, will not be permitted to exchange its Original Notes for Exchange Notes. See “Plan of Distribution.”

     Each broker-dealer that receives Exchange Notes for its own account in this exchange offer must acknowledge that it has acquired the Original Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those Exchange Notes. The related letter of transmittal that is delivered with this prospectus states that by making that acknowledgement and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. Accordingly, this prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer (as defined herein) in connection with resales of Exchange Notes received in exchange for Original Notes where the Original Notes were acquired by the Participating Broker-Dealer for its own account as a result of market-making or other trading activities. We have agreed, pursuant to the registration rights agreement, that this prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes for a period not exceeding 180 days following consummation of this exchange offer. See “Plan of Distribution.”

     This exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Original Notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of This Exchange Offer

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any Original Notes validly tendered and not withdrawn before expiration of this exchange offer. The date of acceptance for exchange of the Original Notes and completion of this exchange offer is the exchange date, which will be as soon as practicable after the expiration date. The Original Notes may be tendered only in minimum denominations of $2,000 and integral multiples of $1,000. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Original Notes surrendered under this exchange offer. The Exchange Notes will be delivered on the earliest practicable date following the expiration date.

     The form and terms of each series of Exchange Notes will be substantially identical to the form and terms of the related series of Original Notes, except each series of Exchange Notes:

(i) will be registered under the Securities Act;

(ii) will not bear legends restricting their transfer;

(iii) will bear a different CUSIP number than the related series of Original Notes; and

(iv) will not be entitled to the rights of holders of Original Notes under the registration rights agreement, including additional interest.

     The Exchange Notes will evidence the same debt as the Original Notes. The Exchange Notes will be issued under and entitled to the benefits of the indenture, as described below, under which the Original Notes were issued such that each series of Exchange Notes and each series of Original Notes will be treated as a single series of senior debt securities under the indenture.

     This exchange offer is not conditioned upon any minimum aggregate principal amount of either series of Original Notes being tendered for exchange. This prospectus and the accompanying letter of transmittal are being sent to all registered holders of outstanding Original Notes. There will be no fixed record date for determining registered holders of Original Notes entitled to participate in this exchange offer.

     We intend to conduct this exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act and the related rules and regulations of the SEC. Original Notes that are not exchanged in this exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture relating to the Original Notes and Exchange Notes. Holders of Original Notes do not have any appraisal or dissenters rights under the indenture in connection with this exchange offer.

     We will be deemed to have accepted for exchange validly tendered Original Notes when we have given oral (promptly confirmed in writing) or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the holders of Original Notes who surrender them in this exchange offer for the purposes of receiving Exchange Notes from us and delivering Exchange Notes to their holders. The exchange agent will make the exchange as promptly as practicable after the expiration date. We expressly reserve the right to amend or terminate this exchange offer and not to accept for exchange any Original Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “The Exchange Offer—Conditions to the Exchange Offer.”

     Holders who tender Original Notes in this exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Original Notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with this exchange offer. It is important that you read “The Exchange Offer—Solicitation of Tenders; Fees and Expenses” and “The Exchange Offer—Transfer Taxes” below for more details regarding fees and expenses incurred in this exchange offer.

     Any Original Notes not tendered for exchange will continue to be entitled to the benefits of the indenture. If any tendered Original Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events, such Original Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date.

Expiration Date; Extension; Termination; Amendment

     This exchange offer will expire at 5:00 p.m., New York City time, on August 11, 2010, unless we have extended the period of time that this exchange offer is open. The expiration date will be at least 20 business days after the date we mail notice of this exchange offer to DTC.

     We reserve the right to extend the period of time that this exchange offer is open, and delay acceptance for exchange of any Original Notes, by giving oral (promptly confirmed in writing) or written notice to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension, all Original Notes previously tendered will remain subject to this exchange offer unless validly withdrawn.

     We also reserve the right, in our sole discretion, subject to applicable law, to:

(i) terminate this exchange offer and not to accept for exchange any Original Notes not previously accepted for exchange upon the occurrence of any of the events specified below under “The Exchange Offer—Conditions to the Exchange Offer” that have not been waived by us; or

(ii) amend the terms of this exchange offer in any manner.

     If any termination or amendment occurs, we will give oral (promptly confirmed in writing) or written notice to the exchange agent and will either issue a press release or give oral or written notice to holders of Original Notes as promptly as practicable.

     Exchange Notes will only be issued after the exchange agent timely receives (1) a properly completed and duly executed letter of transmittal (or facsimile thereof or an agent’s message (as hereinafter defined) in lieu thereof) and (2) all other required documents. However, we reserve the absolute right to waive any defects or irregularities in the tender or conditions of this exchange offer.

     Original Notes submitted for a greater principal amount than the tendering holder desires to exchange will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date.

Procedures For Tendering Original Notes

     Valid Tender

     Except as set forth below, in order for Original Notes to be validly tendered pursuant to this exchange offer, either (i) (a) a properly completed and duly executed letter of transmittal (or facsimile thereof) or an electronic message agreeing to be bound by the letter of transmittal properly transmitted through DTC’s Automated Tender Offer Program (“ATOP”) for a book-entry transfer, with any required signature guarantees and any other required documents, must be received by the exchange agent at the address or the facsimile number set forth under “The Exchange Offer—Exchange Agent” on or prior to the expiration date and (b) tendered Original Notes must be received by the exchange agent, or such Original Notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation must be received by the exchange agent, in each case on or prior to the expiration date, or (ii) the guaranteed delivery procedures set forth below must be complied with. To receive confirmation of valid tender of Original Notes, a holder should contact the exchange agent at the telephone number listed under “The Exchange Offer—Exchange Agent.”

     If less than all of the Original Notes are tendered, a tendering holder should fill in the amount of Original Notes being tendered in the appropriate box on the letter of transmittal. The entire amount of Original Notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

     If any letter of transmittal, endorsement, note power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing. Unless waived by us, evidence satisfactory to us of such person’s authority to so act also must be submitted.

     Any beneficial owner of Original Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee is urged to contact such entity promptly if such beneficial holder wishes to participate in this exchange offer.

     The method of delivering Original Notes, the letter of transmittal and all other required documents is at the option and sole risk of the tendering holder. Delivery will be deemed made only when actually received by the exchange agent. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery and proper insurance should be obtained. No Original Note, letter of transmittal or other required document should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect these transactions for them.

     Book-Entry Transfer

     The exchange agent has established an account with respect to the Original Notes at DTC for purposes of this exchange offer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may utilize DTC’s ATOP procedures to tender Original Notes. Any participant in DTC may make book-entry delivery of Original Notes by causing DTC to transfer the Original Notes into the exchange agent’s account in accordance with DTC’s ATOP procedures for transfer.

     However, the exchange for the Original Notes so tendered will be made only after a book-entry confirmation of such book-entry transfer of Original Notes into the exchange agent’s account and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering Original Notes that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant. Delivery of documents to DTC does not constitute delivery to the exchange agent.

     Signature Guarantees

     Certificates for Original Notes need not be endorsed and signature guarantees on a letter of transmittal or a notice of withdrawal, as the case may be, are unnecessary unless (i) a certificate for Original Notes is registered in a name other than that of the person surrendering the certificate or (ii) a registered holder completes the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” in the letter of transmittal. In the case of (i) or (ii) above, such certificates for Original Notes must be duly endorsed or accompanied by a properly executed note power, with the endorsement or signature on the note power and on the letter of transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an “eligible guarantor institution,” including (as such terms are defined therein) (i) a bank, (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer, (iii) a credit union, (iv) a national securities exchange, registered securities association or clearing agency or (v) a savings association that is a participant in a Securities Transfer Association (each an “Eligible Institution”), unless an Original Note is surrendered for the account of an Eligible Institution. See Instruction 2 to the letter of transmittal.

     Guaranteed Delivery

     If a holder desires to tender Original Notes pursuant to this exchange offer and the certificates for such Original Notes are not immediately available or time will not permit all required documents to reach the exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Original Notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

(i) such tenders are made by or through an Eligible Institution;

(ii) prior to the expiration date, the exchange agent receives from the Eligible Institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form accompanying the letter of transmittal, or an electronic message through ATOP with respect to guaranteed delivery for book-entry transfers, setting forth the name and address of the holder of Original Notes and the amount of Original Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery, or transmission of such electronic message through ATOP for book-entry transfers, the certificates for all physically tendered Original Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal with any required signature guarantees (or a facsimile thereof), or a properly transmitted electronic message through ATOP in the case of book-entry transfers, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

(iii) the certificates (or book-entry confirmation) representing all tendered Original Notes, in proper form for transfer, together with a properly completed and duly executed letter of transmittal with any required signature guarantees (or a facsimile thereof), or a properly transmitted electronic message through ATOP in the case of book-entry transfers, and any other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery or transmission of such electronic message through ATOP with respect to guaranteed delivery for book-entry transfers.

     Determination of Validity

     We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered Original Notes. Our determination will be final and binding. We reserve the absolute right to reject any Original Notes not properly tendered or any Original Notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Original Notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

     Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Original Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of Original Notes will not be deemed made until those defects or irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer.

Withdrawal Rights

     You may withdraw your tender of Original Notes at any time before 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective, the exchange agent must receive a computer generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedure of DTC or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, before the expiration date.

     Any notice of withdrawal must:

(i) specify the name of the person that tendered the Original Notes to be withdrawn;

(ii) identify the Original Notes to be withdrawn, including the certificate number or numbers (if in certificated form) and principal amount of such Original Notes;

(iii) include a statement that the holder is withdrawing its election to have the Original Notes exchanged;

(iv) be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Original Notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the Original Notes into the name of the person withdrawing the tender; and

(v) specify the name in which any of the Original Notes are to be registered, if different from that of the person that tendered the Original Notes.

     The exchange agent will return the properly withdrawn Original Notes promptly following receipt of a notice of withdrawal. If Original Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Original Notes or otherwise comply with DTC’s procedures.

     Any Original Notes withdrawn will not have been validly tendered for exchange for purposes of this exchange offer. Any Original Notes that have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. In the case of Original Notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to its book-entry transfer procedures, the Original Notes will be credited to an account with DTC specified by the holder, as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn Original Notes may be retendered by following one of the procedures described under “The Exchange Offer—Procedures for Tendering Original Notes” above at any time on or before the expiration date.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

     Upon satisfaction or waiver of all of the conditions to this exchange offer, we will accept, promptly after the expiration date, all Original Notes validly tendered and will issue the Exchange Notes as promptly as practicable after the expiration date. Please refer to the section in this prospectus entitled “The Exchange Offer—Conditions to the Exchange Offer” below. For purposes of this exchange offer, we will be deemed to have accepted validly tendered Original Notes for exchange when we give notice of acceptance to the exchange agent.

     For each Original Note accepted for exchange, the holder of the Original Note will receive an Exchange Note having a principal amount at maturity equal to that of the surrendered Original Note. The Exchange Notes will be delivered on the earliest practicable date following the expiration date.

     In all cases, delivery of Exchange Notes in exchange for Original Notes tendered and accepted for exchange pursuant to this exchange offer will be made only after timely receipt by the exchange agent of:

(i) Original Notes or a book-entry confirmation of a book-entry transfer of Original Notes into the exchange agent’s account at DTC;

(ii) a properly completed and duly executed letter of transmittal or an electronic message agreeing to be bound by the letter of transmittal properly transmitted through ATOP with any required signature guarantees; and

(iii) any other documents required by the letter of transmittal.

Conditions to the Exchange Offer

     We are required to accept for exchange, and to issue Exchange Notes in exchange for, any Original Notes duly tendered and not validly withdrawn pursuant to this exchange offer and in accordance with the terms of this prospectus and the accompanying letter of transmittal.

     We will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Original Notes, if:

(i) this exchange offer, or the making of any exchange by a holder, would violate applicable law or any applicable interpretation of the staff of the SEC;

(ii) the Original Notes are not tendered in accordance with the terms of this exchange offer;

(iii) each holder of Original Notes exchanged in this exchange offer has not represented that all Exchange Notes to be received by it shall be acquired in the ordinary course of its business, that is not an affiliate of ours and that at the time of the consummation of this exchange offer it shall have no arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the Exchange Notes and shall not have made such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to render the use of the registration statement of which this prospectus is a part available; or

(iv) any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to this exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with this exchange offer.

     In addition, we will not be obligated to accept for exchange the Original Notes of any holder who has not made to us the representations described under “The Exchange Offer—Resale of Exchange Notes” and “Plan of Distribution.”

     In addition, we will not accept for exchange any Original Notes tendered, and no Exchange Notes will be issued in exchange for those Original Notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use reasonable best efforts to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

     We have appointed The Bank of New York Mellon as the exchange agent for this exchange offer. You should direct questions and requests for assistance, in each case, with respect to exchange offer procedures, requests for additional copies of this prospectus or of the letter of transmittal, requests for the notice of guaranteed delivery with respect to the exchange of the Original Notes, as well as all executed letters of transmittal, to the exchange agent at the addresses listed below:

By Hand or Overnight Delivery:	By Registered or Certified Mail:	By Facsimile Transmission:	To Confirm by Telephone or for Information:
The Bank of New York	The Bank of New York	(Eligible Institutions Only)	(212) 815-2742
Mellon Corporation	Mellon Corporation	(212) 298-1915
Corporate Trust Operations	Corporate Trust Operations
Reorganization Unit	Reorganization Unit
101 Barclay Street, 7 East	101 Barclay Street, 7 East
New York, New York 10286	New York, New York 10286
Attention: Ms. Diane Amoroso	Attention: Ms. Diane Amoroso

     Delivery to an address other than as listed above, or transmissions to a facsimile number other than as listed above, will not constitute a valid delivery.

     The Bank of New York Mellon is the trustee under the indenture governing the Original Notes and the Exchange Notes.

Solicitation of Tenders; Fees and Expenses

     We will pay the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone or in person by officers and employees of ours and of our affiliates.

     We have not retained any dealer-manager in connection with this exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with this exchange offer.

     We will pay the estimated cash expenses to be incurred in connection with this exchange offer, including the following:

(i) fees and expenses of the exchange agent and the trustee;

(ii) SEC registration fees;

(iii) accounting and legal fees; and

(iv) printing and mailing expenses.

Transfer Taxes

     We will pay all transfer taxes, if any, applicable to the exchange of Original Notes under this exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

(i) certificates representing Original Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Original Notes tendered;

(ii) Exchange Notes are to be delivered to, or issued in the name of, any person other than the registered holder of the Original Notes;

(iii) tendered Original Notes are registered in the name of any person other than the person signing the letter of transmittal; or

(iv) a transfer tax is imposed for any reason other than the exchange of Original Notes under this exchange offer.

If satisfactory evidence of payment of such transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

     We will record the Exchange Notes at the same carrying value as the Original Notes for which they are exchanged, which is the aggregate principal amount of the tendered Original Notes as reflected in our accounting records on the date this exchange offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of Exchange Notes for Original Notes.

Consequences of Failure to Exchange

     If you do not exchange your Original Notes for Exchange Notes pursuant to this exchange offer, you will continue to be subject to the restrictions on transfer of the Original Notes as described in the legend on the Original Notes. In general, the Original Notes may be offered or sold only if registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

     Your participation in this exchange offer is voluntary, and you should carefully consider whether to participate. We urge you to consult your financial and tax advisors in making a decision whether or not to tender your Original Notes. Please refer to the section in this prospectus entitled “Material United States Federal Income Tax Consequences.”

     As a result of the making of, and upon acceptance for exchange of all validly tendered Original Notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. If you do not tender your Original Notes in this exchange offer, you will be entitled to all of the rights and limitations applicable to the Original Notes under the indenture, except for any rights under the registration rights agreement that by their terms end or cease to have further effectiveness as a result of the making of this exchange offer, including the right to require us to register your Original Notes. To the extent that Original Notes are tendered and accepted in this exchange offer, the trading market for untendered, or tendered but unaccepted, Original Notes could be adversely affected. Please refer to the section in this prospectus entitled “Risk Factors—If you do not properly tender your Original Notes for Exchange Notes, you will continue to hold unregistered notes which are subject to transfer restrictions.”

     We may in the future seek to acquire untendered Original Notes in open market or privately negotiated transactions through subsequent exchange offers or otherwise. However, we have no present plans to acquire any Original Notes that are not tendered in this exchange offer or to file a registration statement to permit resales of any untendered Original Notes.

     Holders of each series of Original Notes that remain outstanding after consummation of this exchange offer will vote together with any issued Exchange Notes of the related series as a single series for purposes of determining whether holders of the requisite percentage thereof have taken certain actions or exercised certain rights under the indenture.

DESCRIPTION OF EXCHANGE NOTES

General

     The 2013 Exchange Notes (together with any 2013 Original Notes that remain outstanding after consummation of this exchange offer) and the 2020 Exchange Notes (together with any 2020 Original Notes that remain outstanding after consummation of this exchange offer) will each be treated as one series of debt securities issued under the indenture. The debt securities of all series that may be issued under the indenture, including each series of Exchange Notes (together with any Original Notes of the related series that remain outstanding after consummation of this exchange offer), are referred to under this caption as “debt securities” and each series of debt securities issued or to be issued under the indenture, including the two separate series of debt securities that will comprise the 2013 Exchange Notes (together with any 2013 Original Notes that remain outstanding after consummation of this exchange offer) and the 2020 Exchange Notes (together with any 2020 Original Notes that remain outstanding after consummation of this exchange offer) are referred to under this caption as a “series of debt securities.” The following summaries of certain provisions of the indenture do not purport to be complete and are subject to, and qualified in their entirety by, all provisions of the indenture.

     The indenture provides that the debt securities will be issued in one or more series, may be issued at various times, may have differing maturity dates and may bear interest at different rates. We have the ability to issue debt securities with terms different from those of debt securities previously issued and, without the consent of the holders thereof, to reopen a previous series of debt securities (including each series of Exchange Notes) and issue additional debt securities of such series (unless such reopening was restricted when such series was created), provided that any such additional debt securities must be issued with no more than de minimis original issue discount for U.S. federal income tax purposes or constitute a “qualified reopening” of the previously issued debt securities of that series for U.S. federal income tax purposes.

     The indenture does not limit the aggregate amount of unsecured debt that we may incur, either under the indenture or otherwise. In addition, the Exchange Notes will not contain any provisions that will require us to redeem, or permit the holders to cause a redemption of, the Exchange Notes, or that otherwise protect the holders of the Exchange Notes in the event that we incur substantial additional indebtedness, whether or not in connection with a change of control.

     The form and terms of each series of Exchange Notes are identical in all material respects to the form and terms of the related series of Original Notes except that each series of Exchange Notes (i) will be registered under the Securities Act, (ii) will not be subject to the restrictions on transfer applicable to the Original Notes, (iii) will bear a different CUSIP number than the related series of Original Notes and (iv) will not be entitled to the rights of holders of Original Notes under the registration rights agreement, including additional interest.

Ranking

     The Exchange Notes will be our senior unsecured debt obligations and will rank equally with all of our other existing and future senior unsecured indebtedness. As of March 31, 2010, we had issued and outstanding and the Subsidiary Guarantors had guaranteed approximately $3.1 billion of senior indebtedness. The Exchange Notes will rank junior to secured indebtedness to the extent of related collateral. We currently do not have any secured indebtedness outstanding.

Subsidiary Guarantees

     The Exchange Notes will be guaranteed, jointly and severally, by the Subsidiary Guarantors. The Subsidiary Guarantees will rank equally with all other existing and future senior unsecured indebtedness of the Subsidiary Guarantors. Other than intercompany debt and guarantees of our indebtedness, the Subsidiary Guarantors currently have no indebtedness outstanding.

Interest, Maturity and Payment

     The 2013 Exchange Notes will bear interest at a fixed rate of 2.50% per year and will mature on April 15, 2013. The 2020 Exchange Notes will bear interest at a fixed rate of 5.125% per year and will mature on April 15, 2020. Interest on each series of Exchange Notes will accrue from the date of original issuance of the 2013 Original Notes and the 2020 Initial Notes (April 5, 2010), and will be payable semi-annually, in arrears, on April 15 and October 15 of each year, beginning October 15, 2010.

     Interest will be calculated on the basis of a 360-day year of twelve 30-day months. In the event that the maturity date, any redemption date or any interest payment date is not a Business Day, the payment of principal, premium, if any, or interest payable on that date will be made on the next succeeding day that is a Business Day, without any interest or other payment in respect of the delay. “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in Newark, New Jersey or The City of New York are authorized or obligated by law or executive order to close.

Optional Redemption

     We may redeem Exchange Notes of either series at any time and from time to time, in whole or in part, upon not less than 30 nor more than 60 days’ prior written notice, at a price equal to the greater of:

(a)	100% of the principal amount of the Exchange Notes being redeemed, and

(b)

as determined by the independent investment banker (as defined below), the sum of the present values of the remaining scheduled payments of principal of and interest on the Exchange Notes being redeemed not including any portion of such payment of interest accrued to the date of redemption, from the redemption date to the maturity date, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate (as defined below) plus 15 basis points, in the case of the 2013 Exchange Notes, and 20 basis points, in the case of the 2020 Exchange Notes, plus, in either case, any accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

     “Comparable treasury issue” means, with respect to any redemption date for any of the Exchange Notes being redeemed, the United States Treasury security selected by an independent investment banker as having the maturity comparable to the remaining term of the Exchange Notes to be redeemed that would be utilized, at the time of selection and in accordance with the customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Exchange Notes.

     “Comparable treasury price” means, with respect to any redemption date for any of the Exchange Notes being redeemed:

(a)

the average of four reference treasury dealer quotations (as defined below) for the redemption date, after excluding the highest and lowest of those reference treasury dealer quotations obtained by the independent investment banker; or

(b)	if the independent investment banker obtains fewer than four reference treasury dealer quotations, the average of all reference treasury dealer quotations obtained.

     “Independent investment banker” means one of the reference treasury dealers appointed by us.

     “Reference treasury dealer” means each of four primary U.S. government securities dealers in New York City (a “primary treasury dealer”) selected by us and initially will include Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Banc of America Securities LLC and Citigroup Global Markets Inc. and their respective successors. If any reference treasury dealer ceases to be a primary treasury dealer, we will substitute another primary treasury dealer for that dealer.

     “Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted to the independent investment banker by that reference treasury dealer at 5:00 p.m. New York City time on the third Business Day preceding the redemption date.

     “Treasury rate” means, with respect to any redemption date for any of the Exchange Notes being redeemed:

(a)

the yield for the maturity corresponding to the comparable treasury issue, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” provided, that if no maturity is within three months before or after the maturity date for any of the Exchange Notes being redeemed, the yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or

(b)

if the release referred to in clause (a) (or any successor release) is not published during the week preceding the calculation date or does not contain the yields referred to above, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for that redemption date.

The treasury rate will be calculated on the third Business Day preceding the redemption date.

     The trustee will select the Exchange Notes for redemption in accordance with any method the trustee considers fair and appropriate. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days prior to the redemption date to each holder of Exchange Notes to be redeemed at its registered address. The notice of redemption will state the portion of the principal amount to be redeemed if the Exchange Note is to be redeemed in part. An applicable Exchange Note in principal amount equal to the unredeemed portion will be issued in the name of the holder upon cancellation of the original Exchange Note. On and after the redemption date, interest will no longer accrue on those Exchange Notes or portions of Exchange Notes called for redemption (unless we default in the payment of any amount payable by us upon such redemption).

Denominations, Registration and Transfer

     The authorized denominations of the Exchange Notes will be $2,000 and integral multiples of $1,000 in excess thereof.

     Each series of Exchange Notes will initially be issued in the form of one or more global securities, in registered form, without coupons, as described under “Book-Entry System.” The global certificates will be registered in the name of DTC, as depository, or its nominee, and deposited with, or on behalf of the depository. Except in the circumstances described under “Book-Entry System,” owners of beneficial interests in a global security will not be entitled to have the Exchange Notes registered in their names, will not receive or be entitled to receive physical delivery of any Exchange Notes and will not be considered the registered holders thereof under the indenture. Transfers of beneficial interests in the global certificates will be made in book-entry form.

     Exchange Notes issued in certificated form, if any, will be exchangeable for other Exchange Notes of any authorized denominations and of a like aggregate principal amount and tenor. Subject to the terms of the indenture and the limitations applicable to global securities, the Exchange Notes may be presented for exchange or registration of transfer at each office or agency required to be maintained by us for payment as described in “— Payment and Paying Agents,” and at each other office or agency that we may designate from time to time for such purposes.

     Whenever any Exchange Notes are so surrendered for exchange, we shall execute, and the trustee shall authenticate and deliver, the Exchange Notes, which the holder making the exchange is entitled to receive.

     No service charge will be made for any transfer or exchange of the Exchange Notes but we may require payment of any tax or other governmental charge payable in connection therewith.

     The trustee, at its corporate trust office, is initially appointed security registrar for the purpose of registering and transferring exchange Notes. In the event that the trustee shall cease to be security registrar, it shall have the right to examine the security register at all reasonable times.

Payment and Paying Agents

     Principal of and interest and premium, if any, on the Exchange Notes issued in the form of global certificates will be paid in the manner described below under “Book-Entry System.”

     Principal, premium, if any, and interest on the Exchange Notes issued in the form of certificated securities will be payable at any office or agency to be maintained by us in Newark, New Jersey and New York, New York, except that at our option interest on an interest payment date may be paid (1) by check mailed to the address of the person entitled thereto as such address shall appear in the security register or (2) by wire transfer to an account maintained by the person entitled thereto as specified in the security register.

     We may from time to time designate additional offices or agencies, approve a change in the location of any office or agency and, except as provided above, rescind the designation of any office or agency.

Selected Indenture Covenants

     Certain capitalized terms used in this section are defined below under “— Definitions.”

     Limitations on Obligations

     Restricted Subsidiaries. We will not permit any Restricted Subsidiary to, directly or indirectly, Incur any Obligations (including, without limitation, Acquired Obligations), except for the Subsidiary Guarantees;

  Obligations existing on the date of the indenture;

  Obligations of ER&T related to the purchase and sale of fuel, capacity, energy (including, but not limited to, electric power, natural gas and coal), environmental credits or entitlements, utility services, fuel, water, related transportation services and other similar or related products and services in the ordinary course of business;

  Obligations of Nuclear related to the purchase and sale of fuel and related transportation services in the ordinary course of business;

  Permitted Hedging Obligations of ER&T;

  Obligations incurred in exchange for, or the net proceeds of which are used to refund, refinance, or replace Obligations described under this section, provided that the average life of the refinancing Obligations shall not be shorter than the average life of the Obligations being refinanced and the principal amount of the refinancing obligations shall not exceed the principal amount of the Obligations being so refinanced; and

  Obligations to us or any other Restricted Subsidiary which are subordinated to the Subsidiary Guarantee with respect to the guaranteed debt securities of the Restricted Subsidiary incurring the Obligations.

     The foregoing notwithstanding, Restricted Subsidiaries may Incur Obligations not otherwise permitted by the preceding paragraph in an aggregate amount outstanding after giving effect to such Incurrence not to exceed at any one time the greater of $250,000,000 or 15% of Consolidated Net Tangible Assets as of the last day of the preceding month.

     Subsidiaries Other Than Restricted Subsidiaries. Except for parental guarantees of debt service reserves, surety bonds, equity guarantees, performance bonds and bid bonds entered into in the ordinary course of business aggregating at any one time not more than $100,000,000, we shall not permit any Subsidiary that is not a Restricted Subsidiary to, directly or indirectly, Incur any Obligations (including, without limitation, Acquired Obligations) that are recourse to us or any Restricted Subsidiary. For the purposes of this section, preferred securities issued by our special purpose subsidiaries will not be considered to be recourse to us.

     Limitation on Liens

     We will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon or with respect to our Property or interest in our Property or that of any of our Restricted Subsidiaries or any income or profits therefrom (in each case, whether the Property is owned at the date of the indenture or thereafter acquired), unless the debt securities are secured equally and ratably with (or prior to) any and all other Obligations secured by the Lien, provided, however, that these restrictions shall not apply to or prevent the creation, incurrence, assumption or existence of Permitted Liens.

     “Permitted Liens” shall mean:

  Liens existing on the date of the indenture;

  Liens to secure or provide for the payment of all or part of the purchase price of any Property or the cost of construction or improvement thereof; provided that no such Lien shall extend to or cover any other of our or our Restricted Subsidiaries’ Property;

  Liens existing on Property at the time such Property is acquired by us or any Restricted Subsidiary; provided that such Liens (i) are not created, Incurred or assumed in contemplation of such Property being acquired and (ii) do not extend to or cover any other of our or our Restricted Subsidiaries’ Property;

  Liens existing on Property of any entity at the time such entity is merged with or into or consolidated with us or a Restricted Subsidiary; provided that such Liens (i) are not created, Incurred or assumed in contemplation of such merger or consolidation and (ii) do not extend to any other of our or our Restricted Subsidiaries’ Property;

  Liens securing Permitted Hedging Obligations;

  Liens for taxes, assessments or governmental charges that are not yet delinquent or that are being contested in good faith by any appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate reserve provision, if any, as is required in conformity with GAAP shall have been made;

  Liens arising by reason of any judgment, decree or order of any court, so long as any such Lien is being contested in good faith and is bonded or such judgment, decree or order does not exceed $50,000,000, and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order have not been finally terminated or the period within which such proceedings may be initiated has not expired;

  Liens to secure pledges or deposits made in the ordinary course of business in connection with bids, tenders or contracts (other than for payment of indebtedness) or to secure guarantees, statutory or regulatory obligations or surety or performance bonds each made in the ordinary course of business;

  Liens imposed by law such as carriers’, warehousemen’s and mechanics’ Liens, in each case arising in the ordinary course of business and with respect to amounts not yet due or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as is required in conformity with GAAP shall have been made;

  survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties incidental to the conduct of the business or to the ownership of Properties which were not incurred in connection with indebtedness or other extensions of credit and which do not in the aggregate materially and adversely affect the value of the Properties or materially impair their use in the operation of the business;

  Liens securing letters of credit entered into in the ordinary course of business;

  Liens to secure pollution control revenue bonds or industrial revenue bonds;

  Liens securing Non-Recourse Obligations of Unrestricted Subsidiaries;

  Liens granted on the capital stock of Unrestricted Subsidiaries for the purpose of securing the Obligations of such Unrestricted Subsidiaries;

  Liens pursuant to Capitalized Leases or Synthetic Leases permitted to be entered into under the “Limitations on Obligations” covenant described above;

  Liens arising by reason of leases and subleases of Property pursuant to a Sale/Leaseback Transaction allowed pursuant to the “Limitation on Sale of Assets” covenant described below that do not materially interfere with the ordinary conduct of our or any of our Restricted Subsidiaries’ business;

  Liens created in connection with worker’s compensation, unemployment insurance and other social security statutes or regulations;

  Liens by a Wholly-Owned Subsidiary to us or any Restricted Subsidiary;

  Liens on Property, other than Capital Stock of Restricted Subsidiaries, to secure Obligations so long as the sum of the amount of outstanding Obligations secured by Liens incurred pursuant to this provision does not exceed the greater of $250,000,000 or 15% of Consolidated Net Tangible Assets as of the end of the most recent fiscal quarter for which financial statements are available; and

  the replacement, extension or renewal (or successive replacements, extensions or renewals), as a whole or in part, of any Lien or of any agreement referred to above or the replacement, extension or renewal (not exceeding the outstanding principal amount of indebtedness secured thereby together with any premium, interest, fee or expense payable in connection with any such replacement, extension or renewal) of indebtedness secured thereby; provided that such replacement, extension or renewal is limited to all or part of the same Property that secured the Lien replaced, extended or renewed (plus improvements thereon or additions or accessions thereto).

     Guarantee of Debt Securities

     Each initial Subsidiary Guarantor and any subsequent Subsidiary Guarantor shall execute a Subsidiary Guarantee of each series of debt securities in substantially the form provided for by the indenture at or before the time the definition of Subsidiary Guarantor shall be applicable to it.

     Guarantee of ER&T Obligations

     We have executed a guarantee of the Obligations of ER&T substantially in the form provided for by the indenture.

     Payment of Dividends by ER&T to Us

     If and for so long as we guarantee the Obligations of ER&T, we shall cause ER&T, to the extent permitted by applicable law, to pay, at least quarterly, dividends or distributions to us of the excess cash not then required for its business operations.

     Limitation on Dividends and Other Payment Restrictions

     Other than pursuant to the indenture or as otherwise may be required by law, we will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or cause to become, or as a result of the acquisition of any Person or Property, or upon any Person becoming a Restricted Subsidiary, remain subject to, any consensual encumbrance or consensual restriction of any kind on the ability of any Restricted Subsidiary to:

  pay dividends or make any other distributions on its Capital Stock;

  make payments on any Obligations owed to us or any of our Restricted Subsidiaries;

  make loans or advances to us or to any of our Restricted Subsidiaries;

  transfer any of its Property to us or to any of our Restricted Subsidiaries; or

  make payments under a Subsidiary Guarantee with respect to the debt securities.

     The foregoing shall not prohibit:

  encumbrances and restrictions resulting from customary provisions relating to (i) transfers of Property that restrict the subletting or assignment of any lease or (ii) transfers of Property that are contained in licenses and that relate to the Property covered thereby, in each case entered into in the ordinary course of business;

  encumbrances and restrictions on transfers of Property existing on any assets at the time such assets are acquired (or the entity owning such assets is acquired) by any Restricted Subsidiary, whether by merger, consolidation, purchase of such assets or otherwise; provided that such restrictions and encumbrances (i) are not created, Incurred or assumed in contemplation of such assets or entity being acquired by the Restricted Subsidiary and (ii) do not extend to any other assets of the Restricted Subsidiary; and

  restrictions on transfers of Property created in connection with sales or purchases of electricity, energy, capacity, natural gas, coal, ancillary services, environmental credits and/or entitlements, utility services, fuel, water, related transportation services and other similar products and services, in each case, in the ordinary course of business; provided that restrictions arising from any transaction or series of related transactions pursuant to this clause shall not be materially more restrictive, taken as a whole, than encumbrances and restrictions customarily accepted as industry standard for similar transactions.

     Limitation on Sale of Assets

     Except for a sale of all or substantially all of our assets, as provided in the “Merger, Consolidation or Sale of Assets” covenant described below, and other than assets required to be sold to conform with government regulations, laws or impositions,

  sales or dispositions of surplus, obsolete or worn out equipment,

  sales or dispositions of ownership interests in Unrestricted Subsidiaries, or any other sale or disposition so long as after giving effect to such events, the Rating Agencies shall have confirmed their ratings on our debt securities in effect immediately prior to such sale or disposition, we may not, and may not permit any Restricted Subsidiary to, make any Asset Sale (other than short-term, readily marketable investments purchased for cash management purposes with funds not representing the proceeds of other Asset Sales) if, on a pro forma basis, the aggregate net book value of all such Asset Sales during the most recent 12-month period would exceed 15% of Consolidated Net Tangible Assets computed as of the most recent quarter preceding such sale; provided, however, that any such Asset Sale shall be disregarded for purposes of this 15% limitation if the Net Cash Proceeds are within 270 days thereafter (i) invested in a Permitted Business, (ii) used to purchase and retire Obligations ranking equal in right of payment to the debt securities or (iii) used to redeem the debt securities at a redemption price equal to 100% of the principal amount of the debt securities to be redeemed, plus accrued and unpaid interest thereon up to and including the applicable redemption date, plus any applicable make-whole premium applicable to such debt securities.

     In addition, on a cumulative basis we may not sell or otherwise dispose of more than 25% of the assets or Capital Stock in Fossil, unless Net Cash Proceeds from such sale are invested in other non-nuclear generation assets or the capital stock of entities engaged in fossil generation and related businesses.

Definitions

     “Acquired Obligations” means, with respect to any Person, (1) Obligations of any other Person existing at the time the other Person is merged with or into or became a Subsidiary of the Person, including, without limitation, Obligations Incurred in connection with, or in contemplation of, the other Person merging with or into or becoming a Subsidiary of the Person; and (2) Obligations secured by a Lien encumbering any asset acquired by the Person at the time the asset is acquired by the Person.

     “Asset Sale” means any sale, transfer, conveyance, lease or other disposition (including by way of merger, consolidation or sale-leaseback) by us or any of our Restricted Subsidiaries to any Person (other than to us or a Restricted Subsidiary of ours and other than in the ordinary course of business) of any Capital Stock or other Property of ours or of any of our Restricted Subsidiaries (including Capital Stock of Subsidiaries). The term “Asset Sale” will not include (1) any sale, transfer, conveyance, lease or other disposition of Property governed by the “Merger, Consolidation or Sale of Assets” covenant described below and (2) any transaction or series of related transactions consisting of the sale, transfer, conveyance, lease or other disposition of Capital Stock or other Property with a Fair Market Value aggregating less than $50,000,000 in any fiscal year. The term “Asset Sale” also will not include (i) the grant of or realization upon a Lien permitted under the “Limitation on Liens” covenant described above or the exercise of remedies thereunder and (ii) sales of fuel, capacity, energy (including, but not limited to, electric power, natural gas and coal), environmental credits or entitlements, related transportation services and other related services by ER&T and its Permitted Hedging Obligations as permitted by the “Limitations on Obligations” covenant described above.

     “Attributable Debt” means with respect to any Sale/Leaseback Transaction, at the time of determination, the present value (discounted at a rate per annum equal to the weighted average interest rate of all debt securities outstanding under the indenture, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in the Sale/Leaseback Transaction (including any period for which the lease has been extended).

     “Board of Directors” means either the Board of Directors of PSEG Power or any duly authorized committee of such Board.

     “Capital Stock” means (1) in the case of a corporation, corporate stock, (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     “Capitalized Lease” means as applied to any Person, any lease of any Property of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person, and “Capitalized Lease Obligation” means the rental obligations, as aforesaid, under such lease.

     “Commodity Trading Obligations” with respect to any Person, means the Obligations of such Person under (1) any commodity swap agreement, commodity future agreement, commodity option agreement, commodity cap agreement, commodity floor agreement, commodity collar agreement, commodity hedge agreement, and any put, call or other agreement or arrangement, or combination thereof, designed to protect such Person against fluctuations in commodity prices or (2) any commodity swap agreement, commodity future agreement, commodity option agreement, commodity hedge agreement, and any put, call or other agreement or arrangement, or combination thereof (including an agreement or arrangement to hedge foreign exchange risks) in respect of commodities entered into by us pursuant to asset optimization and risk management policies and procedures adopted in good faith by the Board of Directors.

     “Consolidated Current Liabilities” as of the date of determination, means the aggregate amount of our and our Restricted Subsidiaries’ liabilities on a consolidated basis which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating (1) all inter-company items between us and any consolidated Restricted Subsidiary, (2) all current maturities of long-term indebtedness, all as determined in accordance with GAAP, and (3) all liabilities attributable to Subsidiaries that are not Restricted Subsidiaries.

     “Consolidated Net Tangible Assets” means, as of any date of determination, the total amount of assets (less accumulated depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of us and our Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, consistently applied, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of:

  Consolidated Current Liabilities;

  excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors;

  unamortized debt discount and expense and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

  treasury stock;

  any cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

  all assets attributable to Subsidiaries that are not Restricted Subsidiaries (including Capital Stock thereof), except to the extent of dividends or distributions received from such Subsidiaries.

     “Default” means any event, act or condition that is, or after notice or the passage of time or both would be, an Event of Default.

     “Event of Default” has the meaning specified in Section 501 of the indenture described below under “—Events of Default.”

     “Fair Market Value” means the price that would be paid by a purchaser to a seller in an arm’s-length transaction.

     “GAAP” means generally accepted accounting principles in the United States applied on a basis consistent with the principles, methods, procedures and practices employed in the preparation of our audited financial statements, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

     “Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate or currency swap agreement, interest rate or currency future agreement, interest rate cap or collar agreement, interest rate or currency hedge agreement, and any put, call or other agreement or arrangement designed to protect such Person against fluctuations in interest rates or currency exchange rates.

     “Incur” means, with respect to any Obligation, to directly or indirectly create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for payment of, contingently or otherwise, such Obligation. The term “Incurrence” has a corresponding meaning.

     “Lien” means any mortgage, pledge, hypothecation, charge, assignment, deposit arrangement, encumbrance, security interest, lien (statutory or other), or preference, priority, or other security or similar agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any agreement to give or grant a Lien or any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     “Net Cash Proceeds” from an Asset Sale is defined to mean cash payments received (including any cash payments received by way of a payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received (including any cash received upon sale or disposition of any such note or receivable), excluding any other consideration received in the form of assumption by the acquiring Person of Obligations relating to the Property disposed of in such Asset Sale or received in any form other than cash) therefrom, in each case, net of (1) all legal, title and recording tax expenses, commissions and other fees and expenses of any kind (including consent and waiver fees and any applicable premiums, earn-out or working interest payments or payments in lieu or in termination thereof) Incurred, (2) all federal, state, provincial, foreign and local taxes and other governmental charges required to be accrued as a liability under GAAP as a consequence of such Asset Sale, (3) a reasonable reserve for the after-tax cost of any indemnification payments (fixed and contingent) attributable to seller’s indemnities to the purchaser undertaken by us or any of our Subsidiaries in connection with such Asset Sale, (4) all payments made on any Obligation that is secured by such Property, in accordance with the terms of any Lien upon or with respect to such Property, or that must by its terms or by applicable law or in order to obtain a required consent or waiver be repaid out of the proceeds from or in connection with such Asset Sale and (5) all distributions and other payments made to holders of Capital Stock of Subsidiaries (other than us or our Restricted Subsidiaries) as a result of such Asset Sale.

     “Non-Recourse Obligation” means, with respect to any Person, any financing that is or was Incurred with respect to the development, acquisition, design, engineering, procurement, construction, operation, ownership, servicing or management of one or more facilities used or useful in a Permitted Business in respect of which such Person has a direct or indirect interest, provided that such financing is without recourse to any Person or Property other than to (1) the Property that constitutes such facilities together with contracts, permits, licenses, reserves and other items related to such facilities, (2) the income from and proceeds of such facilities, (3) the Capital Stock of, and other investments in, the Person that owns the Property that constitutes any such facilities and (4) the Capital Stock of, and other investments in, any Person obligated with respect to such financing and of any Subsidiary of such Person that owns a direct or indirect interest in any such facilities.

     “Obligations” of any Person shall mean at any date, without duplication,

  all obligations of such Person for borrowed money,

  all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

  all obligations of such Person arising under any conditional sale or other title retention arrangement or otherwise to pay the deferred purchase price of Property or services,

  all obligations of such Person Incurred in respect of Attributable Debt associated with any Sale/Leaseback Transaction, Capitalized Lease or Synthetic Lease,

  all obligations of such Person under letters of credit,

  all obligations of such Person under trade or bankers’ acceptances,

  all obligations of such Person under Hedging Obligations and Commodity Trading Obligations,

  trade payables in respect of fuel, labor, supplies or other materials or services or the obligation to provide power,

  Preferred Stock and Redeemable Stock issued to any Person other than us or a Restricted Subsidiary,

  all obligations of others secured by a Lien on any asset of such Person, whether or not such obligations are assumed by such Person, and all obligations of others to the extent guaranteed by such Person.

The amount of any obligation shall be deemed to be the amount equal to the stated or determinable amount thereof or, if not stated or determinable, the maximum probable liability thereunder as determined by us in good faith.

     “Permitted Business” means any business in which we or any of our Subsidiaries are engaged on the date of the indenture or any other power or energy-related business, including the business of acquiring, developing, owning or operating electric power or thermal energy generation or cogeneration facilities, electric power transmission, fuel supply and fuel transportation facilities, together with their related power supply, thermal energy and fuel contracts and other facilities, services or goods that are ancillary, incidental, complementary or reasonably related to the marketing, trading, development, construction or management, servicing, ownership or operation of the foregoing.

     “Permitted Hedging Obligations” of any Person shall mean (1) Hedging Obligations entered into in the ordinary course of business and in accordance with such Person’s established risk management policies that are designed to protect such Person against, among other things, fluctuations in interest rates or currency exchange rates and which in the case of agreements relating to interest rates shall have a notional amount no greater than the payments due with respect to the Obligations being hedged thereby and (2) Commodity Trading Obligations.

     “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     “Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) or preferred or preference stock of such Person that is outstanding or issued on or after the date of original issuance of the debt securities under the indenture.

     “Property” of any Person is defined to mean all types of real, personal, tangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person under GAAP.

     “Rating Agencies” means Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, Fitch Inc. and any successor thereof.

     “Redeemable Stock” is defined to mean any class or series of Capital Stock of any Person that by its terms or otherwise is (1) required to be redeemed prior to the Stated Maturity of the debt securities, (2) redeemable at the option of the holder of such Capital Stock at any time prior to the Stated Maturity of the debt securities or (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Obligations having a scheduled maturity prior to the Stated Maturity of the debt securities.

     “Restricted Subsidiary” means only Fossil, Nuclear, ER&T and each other of our Subsidiaries that executes a Subsidiary Guarantee with respect to the debt securities and is subsequently designated by the Board of Directors by written notice to the trustee as a Restricted Subsidiary.

     “Sale/Leaseback Transaction” means an arrangement relating to Property now owned or acquired after the date of the indenture whereby we or one of our Subsidiaries transfers the Property to a Person and leases it back from that Person, other than leases for a term of not more than 12 months or between us and one of our Wholly-Owned Subsidiaries that is a Restricted Subsidiary or between Wholly-Owned Subsidiaries that are Restricted Subsidiaries.

     “Stated Maturity” means with respect to any debt security or any installment of principal thereof or interest thereon, the date specified in such debt security or a coupon representing such installment of interest as the fixed date on which any principal of such debt security or any such installment of principal or interest is due and payable.

     “Subsidiary” means, with respect to any Person, (1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (2) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

     “Subsidiary Guarantee” means an unconditional guarantee of a Subsidiary Guarantor of the payment of the principal of or any premium or interest on any debt securities in substantially the form provided for by the indenture or a guarantee of a Subsidiary Guarantor of any other of our Obligations.

     “Subsidiary Guarantors” means all current and subsequently designated Restricted Subsidiaries.

     “Synthetic Lease” means (1) a lease pursuant to which the lessee is treated as the owner of the Property subject to the lease for tax purposes, whether or not such lease is treated as an operating lease for accounting purposes or (2) a lease treated as an operating lease for accounting purposes but having at least three of the following characteristics, (i) the term of the lease, inclusive of all renewal periods at the lessee’s option, is greater than 75% of the useful life of the Property subject to the lease as estimated at the inception of the Lease, (ii) the lessee has the right to purchase such Property at a fixed price, (iii) the lessee’s payments under the lease are calculated to amortize and service the debt of the lessor incurred in order to acquire the asset and (iv) the lessor obtains 80% or more of the cost of the asset from borrowed funds.

     “Unrestricted Subsidiary” means a Subsidiary that is not a Restricted Subsidiary.

     “Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

     “Weighted Average Life to Maturity” means, when applied to any Obligations at any date, the number of years obtained by dividing (1) the then outstanding principal amount of such Obligations into (2) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the numbers of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

     “Wholly-Owned Subsidiary” means a Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by us and/or one or more of our Wholly-Owned Subsidiaries.

Merger, Consolidation or Sale of Assets

     We may not, directly or indirectly, consolidate or merge with or into (whether or not we are the surviving entity) any other corporation, association, company, business trust or limited liability company, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets, in one or more related transactions, to another Person unless:

  the Person formed by the consolidation or surviving the merger or the Person that acquires by sale, assignment, transfer, conveyance or other disposition, or that leases, the assets (if other than us) (in each such case, the “Successor Entity”), is a corporation or limited liability company organized and existing under the laws of the United States, any State thereof or the District of Columbia and expressly assumes our obligations under the indenture and the debt securities;

  if any of our or a Restricted Subsidiary’s Property or assets would become subject to a Lien other than a Permitted Lien under the “Limitation on Liens” covenant described above, the debt securities shall be equally and ratably secured in accordance with such covenant;

  immediately after such transaction no event exists that is or with the passage of time or the giving of notice or both would be an Event of Default under the indenture; and

  each Subsidiary Guarantor shall have by amendment to its Subsidiary Guarantee with respect to the debt securities confirmed that its Subsidiary Guarantee shall apply to the obligations of the Successor Entity under the indenture and each series of the debt securities.

Events of Default

     The following constitute an event of default in respect of each series of debt securities, including each series of Exchange Notes, under the indenture (each, an “Event of Default”):

  default for five days in the payment when due of interest on any of the debt securities of such series;

  default in the payment when due of the principal of, or premium, if any, or make-whole amount, if any, on any of the debt securities of such series;

  default in the deposit of any sinking fund payment, when due by the terms of the debt securities of such series;

  failure by us or any Restricted Subsidiary to comply with the provisions described under “— Selected Indenture Covenants— Limitation on Sale of Assets” or “— Merger, Consolidation or Sale of Assets”;

  failure by us or any Restricted Subsidiary for 60 days after notice by the trustee to us or to us and the trustee by the holders of 25% or more in aggregate principal amount of the debt securities of such series to comply with any of our agreements in the indenture or the debt securities of such series that are not otherwise covered in this section;

  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any of our or any of our Subsidiaries’ indebtedness (including indebtedness represented by any other series of debt securities under the indenture or the payment of which is guaranteed by us or by any of our Restricted Subsidiaries) (but other than Non-Recourse Obligations) whether such indebtedness or guarantee now exists or is created after the date of the indenture, which default (a) is caused by a failure to pay the principal of such indebtedness at the Stated Maturity of such indebtedness after the expiration of grace periods provided in the indebtedness (a “Payment Default”) or (b) has resulted in the acceleration of the indebtedness prior to its Stated Maturity; and, in each case the principal amount of the indebtedness, together with the principal amount of any other indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50,000,000 or more;

  failure by us or any of our Restricted Subsidiaries to pay one or more final judgments not otherwise covered by insurance aggregating in excess of $50,000,000, which judgments are not paid, discharged or stayed for a period of 60 days; and

  certain events of bankruptcy or insolvency with respect to us or any of our Restricted Subsidiaries.

     Additional series of debt securities issued under the indenture may specify other events of default for such series of debt securities.

     We are required to file with the trustee, annually, an officer’s certificate as to our compliance with all conditions and covenants under the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of a series of any default (except payment defaults on the debt securities of that series) if it considers it in the interest of the holders of debt securities of the series to do so.

     If an Event of Default (other than an Event of Default occasioned by our or any of our Restricted Subsidiaries’ bankruptcy or insolvency) with respect to debt securities of a series has occurred and is continuing, the trustee or the holders of not less than 25% in principal amount of outstanding debt securities of that series may declare the principal (or, if the debt securities of that series are issued with original issue discount or are “indexed debt securities” (i.e., debt securities, the interest and principal payments on which are determined by reference to a particular index, such as a foreign currency or commodity), such portion of the principal as may be specified in the terms of those debt securities) of all of the debt securities of that series to be due and payable immediately, by a notice in writing to us.

     If an Event of Default occasioned by our or any of our Restricted Subsidiaries’ bankruptcy or insolvency occurs, the principal of and interest on all debt securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of debt securities.

     Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default with respect to debt securities of any series has occurred and is continuing, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of the holders of debt securities of that series, unless those holders have offered the trustee indemnity satisfactory to the trustee against the expenses and liabilities which might be incurred by it in compliance with such request.

     Subject to certain exceptions, the holders of a majority in principal amount of the outstanding debt securities of any series of debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

     The holders of a majority in principal amount of the outstanding debt securities of a series may, on behalf of the holders of all debt securities of such series and any related coupons, waive any past default under the indenture with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or interest, if any, on any debt security of such series or any related coupons or (ii) in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected thereby.

Modification or Waiver

     Modification and amendment of the indenture may be made by us and the trustee with the consent of the holders of a majority in principal amount of all outstanding debt securities that are affected by such modification or amendment; provided that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby, among other things:

  change the Stated Maturity of the principal of (or premium, if any, on) or any installment of principal of or interest on any such debt security;

  reduce the principal amount of, or the rate (or change the manner of calculating the rate) or amount of interest in respect of, or any premium payable upon the redemption of, any such debt security;

  change any of our obligations to pay additional amounts in respect of any such debt security;

  reduce the portion of the principal of an original issue discount security or indexed security that would be due and payable upon a declaration of acceleration of the maturity thereof or provable in bankruptcy;

  adversely affect any right of repayment at the option of the holder of any such debt security;

  change the place of payment of principal of, or any premium or interest on, any such debt security;

  impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof or on or after any redemption date or repayment date, as the case may be;

  adversely affect any right to convert or exchange any debt security;

  reduce the percentage in principal amount of such outstanding debt securities, the consent of whose holders is required to amend or waive compliance with certain provisions of the indenture or to waive certain defaults thereunder;

  reduce the requirements for voting or quorum described below;

  modify any of the foregoing requirements or any of the provisions relating to waiving past defaults or compliance with certain restrictive provisions, except to increase the percentage of holders required to effect any such waiver or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each debt security affected thereby; or

  modify or affect the terms and conditions of the obligations of any Subsidiary Guarantor in respect of the due and punctual payment of principal of, or any premium or interest on, debt securities.

     The holders of a majority in aggregate principal amount of outstanding debt securities have the right to waive our compliance with certain covenants in the indenture.

     Modification and amendment of the indenture may be made by us and the trustee thereunder, without the consent of any holder, for any of the following purposes:

  to evidence the succession of another person to us and the assumption by any successor of our covenants under the indenture and the debt securities;

  to add to our covenants for the benefit of the holders of all or any series of debt securities issued under the indenture and any related coupons or to surrender any right or power conferred upon us by the indenture;

  to add Events of Default for the benefit of the holders of all or any series of debt securities issued under the indenture;

  to add to or change any provisions of the indenture to facilitate the issuance of, or to liberalize the terms of, bearer securities, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that any such actions do not adversely affect the holders of such debt securities or any related coupons in any material respect;

  to change or eliminate any provisions of the indenture, provided that any such change or elimination will become effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provisions;

  to secure the debt securities under the indenture pursuant to the “Merger, Consolidation or Sale of Assets” covenant described above, or otherwise;

  to establish the form or terms of the debt securities of any series and any related coupons;

  to evidence and provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

  to cure any ambiguity, defect or inconsistency in the indenture, provided such action does not adversely affect the interests of holders of debt securities of any series issued under the indenture or any related coupons in any material respect; or

  to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided that such action shall not adversely affect the interests of the holders of any such debt securities and any related coupons in any material respect.

     In determining whether the holders of the requisite principal amount of outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under the indenture or whether a quorum is present at a meeting of holders of debt securities, (1) the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof; (2) the principal amount of an indexed security that may be counted in making such determination or calculation and that will be deemed outstanding for such purpose will be equal to the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to Section 301 of the indenture; and (3) debt securities owned by us or any other obligor upon the debt securities or any affiliate of us or of such other obligor shall be disregarded.

     The indenture contains provisions for convening meetings of the holders of debt securities of a series if debt securities of that series are issuable as bearer securities. A meeting may be called at any time by the trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding debt securities of that series, in any such case upon notice given as provided in the indenture. Except for any consent that must be given by the holder of each debt security affected thereby, as described above, any resolution presented at a meeting (or an adjourned meeting duly reconvened) at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage which is less than a majority in principal amount of the outstanding debt securities of a series may be adopted at a meeting (or an adjourned meeting duly reconvened) at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of a series duly held in accordance with the indenture will be binding on all holders of debt securities of that series and any related coupons, whether or not present or represented at the meeting. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that, if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of that series will constitute a quorum.

     Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of debt securities of a series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby or of the holders of such series and one or more additional series: (1) there shall be no minimum quorum requirement for such meeting; and (2) the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture.

Satisfaction and Discharge, Legal Defeasance and Covenant Defeasance

     We may discharge certain obligations to holders of debt securities of a series that have not already been delivered to the trustee for cancellation and that either have become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such debt securities for principal (and premium, if any) and interest, if any, and any additional amounts with respect thereto, to the date of such deposit (if such debt securities have become due and payable) or to the Stated Maturity or redemption date, as the case may be.

     The indenture provides that, with respect to each series of Exchange Notes, we may elect either to defease and be discharged from any and all obligations with respect to such debt securities and any related coupons (except for the obligations to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities and any related coupons, to replace temporary or mutilated, destroyed, lost or stolen debt securities and any related coupons, to maintain an office or agency in respect of such debt securities and any related coupons, and to hold moneys for payment in trust) (defeasance) or to be released from our obligations under any covenant specified pursuant to Section 301 under the indenture with respect to such debt securities and any related coupons, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such debt securities and any related coupons (covenant defeasance), in either case upon the irrevocable deposit by us with the trustee (or other qualifying trustee), in trust, of:

  an amount in U.S. dollars;

  Government Obligations (as defined below) applicable to such debt securities and coupons that through the payment of principal and interest in accordance with their terms will provide money in an amount; or

  a combination thereof in an amount

sufficient to pay the principal of (and premium, if any) and interest, if any, on such debt securities and any related coupons, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust may only be established if, among other things, we have delivered to the trustee an opinion of counsel (as specified in the indenture) to the effect that the holders of such debt securities and any related coupons will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance under the first clause above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture.

     “Government Obligations” means securities which are (1) direct obligations of the United States or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which are not callable or redeemable at the option of the issuer thereof. Government Obligations also include a depositary receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from the amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depositary receipt.

     In the event we effect covenant defeasance with respect to any debt securities and any related coupons and such debt securities and coupons are declared due and payable because of the occurrence of any Event of Default, other than the Events of Default described in the fourth and fifth bullet points under “—Events of Default” above with respect to any covenant of which there has been defeasance, the amount of Government Obligations and funds on deposit with the trustee will be sufficient to pay amounts due on such debt securities and coupons at the time of their Stated Maturity but may not be sufficient to pay amounts due on such debt securities and coupons at the time of the acceleration resulting from such Event of Default. In such case, we would remain liable to make payment of such amounts due at the time of acceleration.

The Trustee

     We maintain ordinary banking relationships with The Bank of New York Mellon, including credit facilities and lines of credit. The Bank of New York Mellon also serves as trustee under other indentures under which we or our affiliates are the obligor and is acting as the exchange agent for this exchange offer.

     The trustee may resign or be removed with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as trustee with respect to different series of debt securities under the indenture, each such trustee shall be a trustee of a trust thereunder separate and apart from the trust administered by any other such trustee, and any action described herein to be taken by the trustee may then be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee.

Governing Law

     The indenture and each debt security issued thereunder, including the Exchange Notes, shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

BOOK-ENTRY SECURITIES

     DTC will act as securities depository for the Exchange Notes. Each series of Exchange Notes will be issued as fully registered securities in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC in the aggregate principal amount of such series of Exchange Notes, and will be deposited with DTC or its custodian.

     DTC, the world’s largest depositary, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 2.2 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation, and Emerging Markets Clearing Corporation (NSCC, FICC, and EMCC, also subsidiaries of DTCC), as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to other entities such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has Standard & Poor’s highest rating of AAA. The DTC rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. The information on this website is not a part of this prospectus.

     Purchases of Exchange Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Exchange Notes on the records of DTC. The ownership interest of each actual purchaser of each Exchange Note (“Beneficial Owner”) is in turn to be recorded on the records of the Direct and Indirect Participant’s records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Exchange Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Exchange Notes, except in the event that use of the book-entry system for the Exchange Notes is discontinued.

     To facilitate subsequent transfers, all Exchange Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Exchange Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Exchange Notes; the records of DTC reflect only the identity of the Direct Participants to whose accounts such Exchange Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of Exchange Notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Exchange Notes, such as redemptions, defaults and proposed amendments to the documents establishing the Exchange Notes. For example, Beneficial Owners of Exchange Notes may wish to ascertain that the nominee holding the Exchange Notes for their benefit has agreed to obtain and to transmit notices to Beneficial Owners, in the alternative, Beneficial Owners may wish to provide their names and addresses to the transfer agent and request that copies of notices be provided directly to them.

     Redemption notices shall be sent to DTC. If less than all the Exchange Notes within an issue are being redeemed, the practice of DTC is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

     Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Exchange Notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Exchange Notes are credited on the record date, identified in a listing attached to the omnibus proxy.

     Redemption proceeds and distribution payments on the Exchange Notes will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. The practice of DTC is to credit the accounts of Direct Participants, upon the receipt by DTC of funds and corresponding detail information from us, on the payable date in accordance with their respective holdings shown on the records of DTC. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practice, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC or its nominee, the initial purchaser or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and distribution payments to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

     A Beneficial Owner shall give notice to elect to have its Exchange Notes purchased or tendered, through its Participant, to the tender or remarketing agent and shall effect delivery of such Exchange Notes by causing the Direct Participant to transfer the interest of the Participant in the Exchange Notes, on the records of DTC, to the tender or remarketing agent. The requirement for physical delivery of Exchange Notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the Exchange Notes are transferred by Direct Participants on the records of DTC and followed by a book-entry credit of tendered Exchange Notes to the DTC account of the tender or remarketing agent.

     DTC may discontinue providing its services as securities depository with respect to the Exchange Notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depository is not obtained, Exchange Note certificates are required to be printed and delivered.

     We may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depository. In that event, Exchange Note certificates will be printed and delivered.

     The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain material U.S. federal income tax consequences of the participation in the exchange offer, and of ownership and disposition of Exchange Notes. Except where noted, this summary deals only with Original Notes and Exchange Notes held as capital assets. This summary is based upon the provisions of the Code, the Treasury Regulations promulgated thereunder and judicial and administrative rulings and decisions now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary does not purport to address all aspects of U.S. federal income taxation that may affect particular investors in light of their individual circumstances, or certain types of investors subject to special treatment under the U.S. federal income tax laws, such as persons that mark to market their securities, financial institutions, regulated investment companies, real estate investment trusts, corporations subject to the accumulated earnings tax, holders subject to the alternative minimum tax, individual retirement and other tax-deferred accounts, tax-exempt organizations, brokers, dealers in securities and commodities, certain former U.S. citizens or long-term residents, life insurance companies, persons that hold Original Notes or Exchange Notes as part of a hedge against currency or interest rate risks or that hold Original Notes or Exchange Notes as part of a position in a constructive sale, straddle, conversion transaction or other integrated transaction for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, persons that acquire their Original Notes or Exchange Notes in connection with employment or other performance of personal services, partnerships or other pass-through entities and investors in such entities, subsequent purchasers of the Exchange Notes and U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar. In addition, this summary does not address the tax consequences to persons who acquired Original Notes other than pursuant to their initial issuance and distribution. This summary does not address any aspect of state, local or foreign taxation or any U.S. federal tax other than the income tax.

     For purposes of this summary, a “U.S. holder” is a beneficial owner of an Original Note or Exchange Note that, for U.S. federal income tax purposes, is:

  an individual citizen or resident of the United States;

  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state or the District of Columbia;

  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  a trust, if (a) a court within the United States is able to exercise primary jurisdiction over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (b) it has a valid election in effect to be treated as a U.S. person.

     For purposes of this summary, a “non-U.S. holder” is a beneficial owner of an Original Note or Exchange Note that is not a U.S. holder or a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes).

     If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Original Notes or Exchange Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that hold Original Notes and Exchange Notes (and partners in such partnerships) should consult their tax advisors.

     We have not requested, and do not intend to request, a ruling from the U.S. Internal Revenue Service (the “IRS”), with respect to any of the U.S. federal income tax consequences described below. There can be no assurance that the IRS will not disagree with or challenge any of the conclusions set forth herein.

     Persons considering a tender of an Original Note for an Exchange Note are urged to consult with their tax advisors as to the U.S. federal income tax consequences of participating in the exchange offer and ownership and disposition of Exchange Notes in light of their particular circumstances, as well as the effect of any state, local or other tax laws.

Tax Consequences of this Exchange Offer

     The exchange of Original Notes for Exchange Notes pursuant to this exchange offer will not be a taxable event for U.S. federal income tax purposes. Accordingly, a holder will not recognize any gain or loss as a result of exchanging Original Notes for Exchange Notes pursuant to this exchange offer. A holder will have the same tax basis in an Exchange Note as in the Original Note exchanged therefor, and the holding period of an Exchange Note will include the holding period of the Original Note exchanged therefor.

U.S. Holders

     Payments of interest. Stated interest on an Exchange Notes generally will be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s method of accounting for federal income tax purposes. U.S. holders who acquired 2020 Original Notes pursuant to the Prior Exchange Offer should consult their tax advisors with respect to the potential applicability of the market discount or amortizable bond premium rules to them.

     Repurchase option. The Exchange Notes will be redeemable at our option at any time and from time to time, in whole or in part, upon not less than 30 nor more than 60 days’ prior written notice (see “Description of the Exchange Notes—Optional Redemption”). Under special rules governing this type of option, we will be deemed not to exercise our option to redeem the Exchange Notes, and the possibility of redemption premium on the Exchange Notes will not affect the amount of income recognized by you in advance of your receipt of any such redemption premium.

     Sale, exchange or other taxable disposition of Exchange Notes. Upon the sale, exchange, redemption or other taxable disposition of an Exchange Note, a U.S. holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other taxable disposition and the holder’s adjusted tax basis in the Exchange Note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “—Payments of interest” above. A U.S. holder’s adjusted tax basis in an Exchange Note will generally be such holder’s cost for the Exchange Note. Gain or loss realized on the sale, exchange, redemption or other taxable disposition of an Exchange Note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, redemption or other taxable disposition the Exchange Note has been held by the holder for more than one year. Long-term capital gains of individual holders are eligible for preferential rates of United States federal income taxation. The deductibility of capital losses is subject to limitations under the Code.

     U.S. holders who acquired 2020 Original Notes pursuant to the Prior Exchange Offer should consult their tax advisors with respect to the tax basis of their 2020 Original Notes (and therefore the 2020 Exchange Notes received in exchange therefor pursuant to this exchange offer) and the potential applicability of the market discount rules to a sale, exchange or other taxable disposition of such 2020 Exchange Notes.

     Information reporting and backup withholding. Information returns will be filed with the IRS in connection with payments on the Exchange Notes and the proceeds from a sale or other disposition of the Exchange Notes, unless the U.S. holder is an exempt recipient such as a corporation. A U.S. holder will be subject to U.S. backup withholding, currently at a rate of 28%, on these payments if the U.S. holder fails to provide its taxpayer identification number to the payor and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is timely furnished to the IRS.

     New legislation regarding Medicare Tax. For taxable years beginning after December 31, 2012, certain U.S. holders that are individuals, estates or trusts will be subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their interest and net gains from the disposition of Exchange Notes. If you are a U.S. holder that is an individual, estate or trust, you should consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Exchange Notes.

Non-U.S. Holders

     Payments of interest. Subject to the discussion below concerning backup withholding, payments of interest on an Exchange Note received or accrued by a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax, as long as the non-U.S. holder:

  does not conduct a trade or business in the United States with respect to which the interest is effectively connected;

  does not actually, indirectly or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, within the meaning of Section 871(h)(3) of the Code;

  is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of Section 881(c)(3)(C) of the Code;

  is not a bank whose receipt of the interest is described in Section 881(c)(3)(A) of the Code; and

  satisfies the certification requirements described below.

     The certification requirements will be satisfied if either (a) the beneficial owner of the Exchange Note timely certifies, under penalties of perjury, to us or to the person who otherwise would be required to withhold U.S. tax that such owner is a non-U.S. holder and provides its name and address or (b) a custodian, broker, nominee or other intermediary acting as an agent for the beneficial owner (such as a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business) that holds the Exchange Note in such capacity timely certifies, under penalties of perjury, to us or to the person who otherwise would be required to withhold U.S. tax that such statement has been received from the beneficial owner of the Exchange Note by such intermediary, or by any other financial institution between such intermediary and the beneficial owner, and furnishes to us or to the person who otherwise would be required to withhold U.S. tax a copy thereof. In general, the foregoing certification may be provided on a properly completed IRS Form W-8BEN or W-8IMY, as applicable.

     A non-U.S. holder that is not exempt from tax under the foregoing rules generally will be subject to U.S. federal income tax withholding on payments of interest at a rate of 30% unless:

  the interest is effectively connected with a U.S. trade or business conducted by such holder (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment maintained in the United States by the non-U.S. holder), in which case the non-U.S. holder will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. holders generally; or

  an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax.

     A non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes and has effectively connected interest income (as described in the first bullet point above) may also, under certain circumstances, be subject to an additional “branch profits tax,” which is generally imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty.

     To claim the benefit of a reduced rate or exemption from withholding under an income tax treaty or to claim exemption from withholding because income is effectively connected with a U.S. trade or business, the non-U.S. holder must timely provide the appropriate, properly executed IRS forms. Certification to claim income is effectively connected with a U.S. trade or business is generally made on IRS Form W-8ECI. Certification to claim the benefit of a reduced rate or exemption from withholding under an income tax treaty is generally made on IRS Form W-8BEN. These forms may be required to be periodically updated.

     Sale, exchange or other taxable disposition of an Exchange Note. A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, retirement or other taxable disposition of an Exchange Note unless (a) such gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment maintained in the United States by the non-U.S. holder) or (b) except to the extent that an applicable income tax treaty otherwise provides, in the case of a non-U.S. holder who is an individual, the holder is present in the United States for 183 days or more during the taxable year in which such gain is realized and certain other conditions exist.

     Except to the extent that an applicable income tax treaty otherwise provides, generally a non-U.S. holder will be taxed in the same manner as a U.S. holder with respect to gain that is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business. A non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to the branch profits tax as described above.

     Information reporting and backup withholding. Payments of interest on Exchange Notes to a non-U.S. holder generally will be reported to the IRS and to the non-U.S. holder. Copies of applicable IRS information returns may be made available under the provisions of a specific tax treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides. Non-U.S. holders are generally exempt from backup withholding, currently at a rate of 28%, and additional information reporting on payments of principal, premium (if any), or interest, provided that the non-U.S. holder (a) certifies its nonresident status on the appropriate IRS Form (or a suitable substitute form) and certain other conditions are met or (b) otherwise establishes an exemption.

     Payments of the proceeds from a sale of Exchange Notes by a non-U.S. holder made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. Information reporting may apply to such payments, however, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, the U.S. branch of a foreign bank or a foreign insurance company, a foreign partnership controlled by U.S. persons or engaged in a U.S. trade or business, or a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period. Payments of the proceeds from the sale of Exchange Notes through the U.S. office of a broker is subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding.

     Backup withholding is not an additional tax. Any backup withholding generally will be allowed as a credit or refund against the non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

New Legislation Regarding Reporting Obligations

     Holders should consult their tax advisors regarding potential reporting obligations under the Hiring Incentives to Restore Employment Act, which provides rules relating to ownership of foreign financial assets or ownership of securities issued by a foreign issuer.

PLAN OF DISTRIBUTION

     Based on interpretations by the staff of the SEC set forth in no action letters issued to third parties, we believe that, except as described below, the Exchange Notes issued pursuant to this exchange offer may be offered for resale, resold or otherwise transferred by the holders thereof without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided (i) such Exchange Notes are acquired in the ordinary course of such holder’s business and (ii) such holder does not intend to participate in, has no arrangement or understanding with any person to participate in, and is not engaged in and does not intend to engage in, a distribution of the Exchange Notes. A holder of Original Notes that is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act or that is a broker-dealer that either (i) purchased Original Notes from us to resell pursuant to an exemption from registration under the Securities Act or (ii) acquired 2020 Original Notes in exchange for our 7.75% Senior Notes due 2011 in the Prior Exchange Offer, which were acquired from us to resell pursuant to an exemption from registration under the Securities Act, in each case, (a) cannot rely on such interpretations by the staff of the SEC, (b) will not be permitted or entitled to tender such Original Notes in this exchange offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of such Original Notes, unless the sale or transfer is made under an exemption from those requirements. Any holder who tenders Original Notes in this exchange offer with the intention or for the purpose of participating in a distribution of the Exchange Notes cannot rely on such interpretation by the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Unless an exemption from registration is otherwise available, any such resale transaction should be covered by an effective registration statement containing the selling securityholders information required by Item 507 of Regulation S-K under the Securities Act.

     The staff of the SEC takes the position that a broker-dealer that has acquired securities in exchange for securities that were acquired by such broker-dealer as a result of market-making activities or other trading activities (a “Participating Broker-Dealer”) may be deemed to be a “statutory” underwriter and may fulfill its prospectus delivery requirements with the prospectus contained in an exchange offer registration statement. Pursuant to the registration rights agreement, we have agreed, for a period of 180 days following the consummation of this exchange offer, to make this prospectus available to Participating Broker-Dealers in connection with the resale of such Exchange Notes.

     Each holder of Original Notes who wishes to exchange its Original Notes for Exchange Notes in this exchange offer will be required to make certain representations to us as set forth in “The Exchange Offer —Resale of Exchange Notes.” In addition, each holder who is a broker-dealer and who receives Exchange Notes for its own account in exchange for Original Notes that were acquired by it as a result of market-making activities or other trading activities will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such Exchange Notes.

     We will not receive any proceeds from the issuance of the Exchange Notes. Exchange Notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale at market prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account in connection with this exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be “underwriting compensation” under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

     We have agreed to pay all expenses incidental to this exchange offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the Original Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

     There is presently no trading market for the Exchange Notes, and there is no assurance that a market will develop since we do not intend to apply for listing of the Exchange Notes on a national securities exchange.

LEGAL MATTERS

     The legality of the Exchange Notes and the Subsidiary Guarantees will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Certain matters relating to United States federal income tax considerations will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, New York, New York.

EXPERTS

     The consolidated balance sheets of PSEG Power LLC and subsidiaries as of December 31, 2009 and 2008, and the consolidated statements of operations, member’s equity, and cash flows for each of the three years in the period ended December 31, 2009 and the related consolidated financial statement schedule, incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2009, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph for the retrospective adjustment of the consolidated financial statements for all periods presented to reflect the operations of PSEG Texas, LP and the adoption of new accounting guidance related to fair value measurements effective January 1, 2008), which is also incorporated by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.